Exhibit 99.1

TXI Announces $300 Million Offering of Senior Notes

To Be Issued By Chaparral Steel Company

Dallas, Texas – June 17, 2005 - Texas Industries, Inc. (NYSE - TXI) announced today that its wholly-owned steel business (“Chaparral Steel Company”) has launched an offering for $300 million of senior notes (“Senior Notes”). The offering will consist of floating and fixed rate notes due 2012 and 2013, respectively. The offering of the Senior Notes, which is subject to market availability as well as other conditions, will be made only to qualified institutional buyers and outside the United States in compliance with Regulation S.

Chaparral Steel Company intends to use the net proceeds from the Senior Notes offering and borrowings under a new senior secured revolving credit facility to pay a cash dividend of approximately $341 million to TXI in connection with the proposed spin-off of Chaparral Steel Company to TXI’s shareholders.

The Senior Notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations which are more fully described in the Company’s Annual Report on SEC Form 10-K.

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